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                                                               Exhibit 99(a)(12)

                           FIRST AMERICAN FUNDS, INC.

                             ARTICLES OF CORRECTION
               FILED PURSUANT TO MINNESOTA STATUTES, SECTION 5.16,
                                       TO
               CERTIFICATE OF DESIGNATION FILED FEBRUARY 23, 2006

     These Articles of Correction are being filed pursuant to Minnesota Statutes, Section 5.16. Pursuant to Subdivision 2 of said Section 5.16, the undersigned hereby states as follows:

     1. The entity which filed the instrument to be corrected is First American Funds, Inc. (the "Company").

     2. The instrument to be corrected is the Company's "CERTIFICATE OF DESIGNATION OF SERIES B, CLASS NINE COMMON SHARES, SERIES C, CLASS SIX COMMON SHARES, SERIES D, CLASS SIX COMMON SHARES, SERIES F, CLASS SEVEN COMMON SHARES, AND SERIES I, CLASS FIVE COMMON SHARES PURSUANT TO MINNESOTA STATUTES, SECTION 302A.401, SUBD. 3," which was filed with the secretary of state on February 23, 2006 (the "Certificate").

     3. The error to be corrected is the inadvertent designation of the new class of Series D shares created by the Certificate as Class Six Common Shares rather than Class Seven Common Shares. Class Six Common Shares of Series D already had been created by a previously-filed certificate of designation.

     4. Accordingly, the following corrections are hereby made to the
Certificate:

          (a) The caption of the Certificate is corrected to read as follows:
     "CERTIFICATE OF DESIGNATION OF SERIES B, CLASS NINE COMMON SHARES, SERIES C, CLASS SIX COMMON SHARES, SERIES D, CLASS SEVEN COMMON SHARES, SERIES F, CLASS SEVEN COMMON SHARES, AND SERIES I, CLASS FIVE COMMON SHARES PURSUANT TO MINNESOTA STATUTES, SECTION 302A.401, SUBD. 3."

          (b) The section of the Certificate which is captioned "APPROVAL OF DESIGNATION OF SERIES D, CLASS SIX COMMON SHARES" is corrected to read in its entirety as follows:

                           "APPROVAL OF DESIGNATION OF
                       SERIES D, CLASS SEVEN COMMON SHARES

          "WHEREAS, the Amended and Restated Articles of Incorporation of the Fund, as previously amended and as supplemented by previously-filed Certificates of Designation, provide for the designation of 500,000,000,000 of the Fund's shares as "Series D Common Shares" and for the designation, within such series, of 20,000,000,000 of such shares as "Series D, Class One Common Shares"; of 20,000,000,000 of such shares as "Series D, Class Two Common Shares"; of 20,000,000,000 of such shares as "Series D,

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     Class Three Common Shares"; of 5,000,000,000 of such shares as "Series D,
     Class Four Common Shares"; of 20,000,000,000 of such shares as "Series D, Class Five Common Shares" and of 20,000,000 of such shares as "Series D, Class Six Common Shares"; and provide further that the balance of 395,000,000,000 of such Series D Common Shares may be issued in one or more additional classes with such designations, preferences and relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, as shall be stated or expressed in a resolution or resolutions providing for the issue of such class as may be adopted from time to time by the Board of Directors of the Fund pursuant to the authority thereby vested in the Board of Directors.

          "WHEREAS, pursuant to said authority, the Board of Directors of the Fund wishes to designate a new class of Series D Common Shares to be known as Series D, Class Seven Common Shares.

          "NOW, THEREFORE, BE IT RESOLVED, that 20,000,000,000 previously undesignated Series D Common Shares may be issued in the class hereby designated as "Series D, Class Seven Common Shares."

          "RESOLVED, FURTHER, that the Series D, Class Seven Common Shares designated by these resolutions shall have the relative rights and preferences set forth in the Amended and Restated Articles of Incorporation of the Fund. As provided in Article 5 of such Amended and Restated Articles of Incorporation, the Series D, Class Seven Common Shares designated by these resolutions may be subject to such charges and expenses (including by way of example, but not by way of limitation, such front-end and deferred sales charges as may be permitted under the Investment Company Act of 1940, as amended (the "1940 Act") and rules of the National Association of Securities Dealers, Inc. ("NASD"), expenses under Rule 12b-1 plans, administration plans, service plans, or other plans or arrangements, however designated) adopted from time to time by the Board of Directors of the Fund in accordance, to the extent applicable, with the 1940 Act, which charges and expenses may differ among classes and from those applicable to another class within such series, and all of the charges and expenses to which a class is subject shall be borne by such class and shall be appropriately reflected (in the manner determined by the Board of Directors) in determining the net asset value and the amounts payable with respect to dividends and distributions on and redemptions or liquidations of, the shares of such class.

          "RESOLVED, FURTHER, that unless and until the Board of Directors selects a different name for the class of shares designated by these resolutions, they shall be known by the following name:

               "Series D, Class Seven: Treasury Obligations Fund, Institutional
                                       Investor Shares"

     As required by Minnesota Statutes, Section 5.16, Subdivision 1, these Articles of Correction have been signed on behalf of the Company by an authorized person. The instrument referred to in paragraph 2 above, as corrected by these Articles of Correction, shall be deemed to


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have been filed on the date the original instrument was filed to the extent provided in Minnesota Statutes, Section 5.16, Subdivision 4.

August 7, 2006.                         FIRST AMERICAN FUNDS, INC.


                                        By /s/ Kathleen L. Prudhomme
                                           -------------------------------------
                                           Kathleen L. Prudhomme, Secretary


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